Exhibit 99.2

E2open Holdings, LLC and Subsidiaries Unaudited Condensed Consolidated Financial Statements as of and for the Nine Months Ended November 30, 2020 and 2019

E2OPEN HOLDINGS, LLC AND SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEETS

(In thousands)

	November 30, 2020	February 29, 2020
	(Unaudited)
Assets
Current Assets
Cash and cash equivalents	$17,132	$19,494
Restricted cash	41,325	28,934
Accounts receivable - net of allowance of $1,288 and $1,631, respectively	39,465	118,777
Prepaid expenses and other current assets	17,420	12,602
Total current assets	115,342	179,807
Long-term investments	222	179
Goodwill	752,701	752,756
Intangible assets, net	426,745	467,593
Property and equipment, net	37,962	25,232
Other noncurrent assets	14,321	14,445
Total Assets	$1,347,293	$1,440,012

Liabilities and Member's Equity
Current Liabilities
Accounts payable and accrued liabilities	$54,116	$58,451
Incentive program payable	41,325	28,934
Deferred revenue	73,986	142,027
Acquisition-related obligations	2,000	3,100
Current portion of notes payable and capital lease obligations	66,536	64,902
Total current liabilities	237,963	297,414

Long-term deferred revenue	2,850	2,656
Notes payable and capital lease obligations	888,023	886,806
Other noncurrent liabilities	62,830	38,544
Total liabilities	1,191,666	1,225,420

Commitments and Contingencies (Note 8)

Member's Equity
Member's capital	443,329	433,992
Accumulated other comprehensive loss	(841)	(898)
Accumulated deficit	(286,861)	(218,502)
Total member's equity	155,627	214,592
Total Liabilities and Member's Equity	$1,347,293	$1,440,012

See notes to condensed consolidated financial statements.

E2OPEN HOLDINGS, LLC AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF COMPREHENSIVE LOSS

(In thousands)

(Unaudited)

	Nine months ended November 30,
	2020	2019
Revenue
Subscription revenue	$209,013	$176,481
Professional services	40,009	44,447
Total revenue	249,022	220,928

Cost of Revenue
Subcriptions	44,566	43,611
Professional services and other	32,791	29,969
Amortization of acquired intangible assets	15,453	13,505
Total cost of revenue	92,810	87,085

Gross Profit	156,212	133,843

Operating Expenses
Research and development	43,212	45,019
Sales and marketing	37,275	37,781
General and administrative	30,037	40,341
Acquisition-related expenses	11,354	23,505
Amortization of acquired intangible assets	25,365	22,775
Total operating expenses	147,243	169,421

Income (loss) from operations	8,969	(35,578)

Interest and other expense, net	(53,255)	(47,643)
Total other expenses	(53,255)	(47,643)

Loss before income tax benefit	(44,286)	(83,221)
Income tax expense (benefit)	24,073	(2,800)
Net loss	(68,359)	(80,421)

Other comprehensive income (loss), net
Net foreign currency translation gains (losses)	57	1,588
Total other comprehensive income (loss), net	57	1,588
Comprehensive loss	$(68,302)	$(78,833)

See notes to condensed consolidated financial statements.

E2OPEN HOLDINGS, LLC AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(In thousands)

(Unaudited)

	Nine Months Ended November 30,
	2020	2019
Cash flows from operating activities
Net loss	$(68,359)	$(80,421)
Adjustments to reconcile net loss to net cash provided by (used in) operating activities:
Depreciation and amortization	51,176	44,239
Amortization of deferred commissions	3,121	653
Amortization of debt issuance costs	3,236	2,440
Unit-based compensation	5,953	6,173
Loss on disposal of property and equipment	35	119
Changes in operating assets and liabilities:
Accounts receivable, net	79,309	528
Prepaid expenses and other current assets	(4,765)	(579)
Other noncurrent assets	(3,048)	(5,769)
Accounts payable and accrued liabilities	(4,335)	(4,027)
Incentive program payable	12,392	(2,449)
Deferred revenue	(67,847)	(1,989)
Changes in other liabilities	23,186	(5,224)
Net cash provided by (used in) operating activities	30,054	(46,306)
Cash flows from investing activities
Capital expenditures	(12,048)	(10,324)
Payments for acquisitions - net of cash acquired	—	(431,399)
Net cash used in investing activities	(12,048)	(441,723)
Cash flows from financing activities
Proceeds from sale of membership units	3,384	5
Repurchase of membership units, net	—	(116)
Proceeds from indebtedness	15,574	476,787
Repayments of indebtedness	(21,891)	(3,290)
Repayments of capital lease obligations	(5,145)	(4,696)
Pyments of debt issuance costs	—	(12,941)
Net cash (used in) provided by financing activities	(8,078)	455,749
Effect of exchange rate changes on cash and cash equivalents	101	1,506
Net increase (decrease) in cash, cash equivalents and restricted cash	10,029	(30,774)
Cash, cash equivalents and restricted cash at beginning of period	48,428	79,388
Cash, cash equivalents and restricted cash at end of period	$58,457	$48,614
Reconciliation of cash, cash equivalents and restricted cash:
Cash and cash equivalents	$17,132	$20,548
Restricted cash	41,325	28,066
Total cash, cash equivalents and restricted cash	$58,457	$48,614
Supplemental Information - Cash Paid for:
Interest	$49,898	$44,416
Income taxes	1,225	1,718
Non-Cash Investing and Financing Activities:
Capital expenditures financed under capital lease obligations	$11,076	$2,602
Capital expenditures included in accounts payable and accrued liabilities	25	—
Prepaid software, maintenance and insurance under notes payable	892	354

See notes to condensed consolidated financial statements.

E2OPEN HOLDINGS, LLC AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF MEMBER’S EQUITY

(In thousands, except share data)

(Unaudited)

	Member's Capital	Accumulated Other Comprehensive Income (Loss)	Accumulated Deficit	Total Member's Equity
Balance February 28, 2019	$425,822	$(1,124)	$(117,132)	$307,566
Investment by member	5	—	—	5
Repurchase of membership units	(116)	—	—	(116)
Unit-based compensation expense	6,173	—	—	6,173
Net loss and comprehensive loss	—	1,588	(80,421)	(78,833)
Balance November 30, 2019	$431,884	$464	$(197,553)	$234,795

	Member's Capital	Accumulated Other Comprehensive Income (Loss)	Accumulated Deficit	Total Member's Equity
Balance February 29, 2020	$433,992	$(898)	$(218,502)	$214,592
Investment by member	3,384	—	—	3,384
Unit-based compensation expense	5,953	—	—	5,953
Net loss and comprehensive loss	—	57	(68,359)	(68,302)
Balance at November 30, 2020	$443,329	$(841)	$(286,861)	$155,627

See notes to condensed consolidated financial statements.

E2open Holdings, LLC and Subsidiaries

NOTES TO THE UNAUDITED CONDENSED CONSOLIDATED FINACNIAL STATEMENTS

1.	ORGANIZATION AND DESCRIPTION OF BUSINESS

E2open Holdings, LLC is a Delaware limited liability company headquartered in Austin, Texas. The condensed consolidated financial statements include the accounts of E2open Holdings, LLC and its wholly owned subsidiaries (collectively, the “Company” or “E2open”). The Company is owned by a syndicate of private equity investors led by Insight Venture Partners (“Insight”). Insight is a leading global venture capital and private equity firm investing in high-growth technology and software companies that are driving transformative change in their industries.

E2open is a leading provider of 100% cloud-based, end-to-end supply chain management software. The Company’s software combines networks, data and applications to provide a deeply embedded, mission-critical platform that allows customers to optimize their supply chain by accelerating growth, reducing costs, increasing visibility and driving improved resiliency. Given the business-critical nature of the Company’s solutions, it maintains deep, long-term relationships with its customers across a wide range of end-markets, including technology, consumer, industrial and transportation, among others.

The COVID-19 pandemic has caused business disruptions worldwide beginning in January 2020. The full extent to which the pandemic will impact the Company’s business, operations, cash flows and financial condition will depend on future developments that are difficult to accurately predict. The Company has experienced modest adverse impacts as it relates to lengthening of sales cycles and delays in delivering professional services and training to customers. The Company has also experienced modest positive impacts from slowing growth in certain operating expenses due to reduced business travel, deferred hiring for some positions and the cancellation or virtualization of customer events.

The global pandemic continues to evolve, and the Company will carefully monitor the situation to understand its impacts on its business and operations.

2.	PENDING MERGER

On October 14, 2020, the Company and CC Neuberger Principal Holdings I (“CCNB1”), along with the other parties thereto, entered into a definitive Business Combination Agreement (the “Business Combination Agreement”). The Business Combination Agreement provides for the consummation of the following transactions (collectively, the “Business Combination”): (a) CCNB1 will change its jurisdiction of incorporation by deregistering as an exempted company in the Cayman Islands and continuing and domesticating as a corporation incorporated under the laws of the State of Delaware (the “Domestication”), upon which CCNB1 will change its name to “E2open Parent Holdings, Inc.”; (b) immediately following the Domestication, simultaneously, each wholly owned subsidiary of CCNB1 formed for the purpose of merging with certain equity holders of the Company treated as corporations for U.S. federal income tax purposes (each, a “Blocker”) will merge with and into a Blocker (collectively, the “Blocker Mergers”), resulting in the equity interests of each Blocker being converted into the right to receive a portion of the merger consideration under the Business Combination Agreement, and thereafter, each of the surviving blockers will merge with and into CCNB1, with CCNB1 as the surviving company (collectively, the “Buyer Mergers”), resulting in the cancellation of the equity interests of such surviving blockers and CCNB1 directly owning all of the equity interests previously held by the Blockers in E2open Holdings; (c) immediately following the Buyer Mergers, the wholly owned subsidiary of CCNB1 formed for the purpose of merging with and into the Company, with the Company as the surviving company (the “Company Merger”), resulting in (i) the Company becoming a subsidiary of CCNB1, (ii) the equity interests of the Company (excluding those held by the Blockers and CCNB1) being converted into the right to receive a portion of the merger consideration under the Business Combination Agreement and (iii) the equity interests of the Company held by CCNB1 being converted into the right to receive certain newly created equity interests of the Company; (d) CCNB1 will contribute, as a capital contribution in exchange for a portion of the equity interests in the Company it acquired in the Company Merger, an amount of cash available after payment of the merger consideration under the Business Combination Agreement, which will be used by the Company to pay transaction expenses and reduce existing indebtedness and fund the expense account of the representative of the Company’s equity holders under the Business Combination Agreement; and (e) the limited liability company agreement of the Company will be amended and restated to, among other things, reflect the Company Merger and admit E2open Parent Holdings, Inc. as the managing member of the Company.

On October 14, 2020, the Company was provided a commitment for financing in the form of a $525 million “covenant-lite” term loan containing no financial maintenance covenants and a $75 million revolver, which financing is expected to be funded concurrently with the completion of the Business Combination. This new financing, along with the proceeds from the Business Combination noted above, will be used to refinance the Term Loan Due 2024 (as defined below in Note 6), pay the Amber Term loan (as defined below in Note 6), distribute cash to existing shareholders, provide cash for working capital and pay transaction fees incurred with the Business Combination. The new term loan has an interest rate of LIBOR plus 3.5%.

See Note 12 for additional information regarding the completion of the Business Combination and new term loan.

3.	SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Basis of Presentation — These interim unaudited condensed consolidated financial statements have been prepared in accordance with U.S. generally accepted accounting principles (“U.S. GAAP”). The condensed consolidated financial statements include the accounts of the Company and its wholly owned subsidiaries. All intercompany balances and transactions have been eliminated in consolidation.

In the Company's opinion, the accompanying interim unaudited condensed consolidated financial statements have been prepared on the same basis as the audited consolidated financial statements and include all adjustments, consisting of normal, recurring adjustments, necessary for a fair presentation. Certain information and disclosures normally included in the notes to the annual consolidated financial statements prepared in accordance with U.S. GAAP have been omitted from these interim unaudited condensed consolidated financial statements. Accordingly, these interim unaudited condensed consolidated financial statements should be read in conjunction with the consolidated financial statements and the accompanying notes for the fiscal year ended February 29, 2020.

Use of Estimates — The preparation of the Company’s consolidated financial statements in conformity with U.S. GAAP requires management to make certain estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities as of the date of the consolidated financial statements and the reported results of operations during the reporting period. Such management estimates include reserves for bad debt, goodwill and other long-lived assets, estimates of standalone selling price of performance obligations for revenue contracts with multiple performance obligations, unit-based compensation, valuation allowances for deferred tax assets and uncertain tax positions and the accounting for business combinations. These estimates are based on information available as of the date of the consolidated financial statements; therefore, actual results could differ from management’s estimates.

Seasonality — The results of operations for the nine months ended November 30, 2020 are not necessarily indicative of the results to be expected for the year ending February 28, 2021 or for any other period.

Software Development Costs — The Company capitalizes certain software development costs incurred during the application development stage. Software development costs include salaries and other personnel-related costs, including employee benefits and bonuses attributed to programmers, software engineers and quality control teams working on the Company’s software solutions. The costs related to software development are included in property and equipment, net on the condensed consolidated balance sheets. Under this accounting framework, the Company capitalized $6.1 million and zero for the periods ended November 30, 2020, and February 29, 2020, respectively. The Company recognized $0.5 million and zero of amortization of capitalized software development costs for nine months ended November 30, 2020 and 2019, respectively.

Restricted Cash — Restricted cash represents customer deposits for the incentive payment program. The Company offers services to administer incentive payments to partners behalf of the Company’s customers. The Company’s customers deposit these funds into a restricted cash account with an offset included as a liability in incentive program payable on the condensed consolidated balance sheets.

Segments — The Company operates as one operating segment. Operating segments are defined as components of an enterprise for which separate financial information is evaluated regularly by the chief operating decision maker (“CODM”), which the Company has determined is its chief executive officer.

The CODM evaluates the Company’s financial information and performance on a consolidated basis. The Company operates with centralized functions and delivers most of its products in a similar way on an integrated cloud-based platform.

Liquidity of capital resources — The Company measures liquidity in terms of its ability to fund the cash requirements of its business operations, including working capital, capital expenditure needs, contractual obligations and other commitments, with cash flows from operations and other sources of funding. Current working capital needs relate mainly to employee compensation and benefits, as well interest, debt repayments, capital expenditures and operating expenses. The Company’s ability to expand and grow its business will depend on many factors, including working capital needs and the evolution of operating cash flows.

The Company had $17.1 million and $19.5 million in cash and cash equivalents as of November 30, 2020 and February 29, 2020, respectively. The Company believes its existing cash and cash equivalents, cash provided by operating activities, and, if necessary, the borrowing capacity of up to $15 million available under its revolving credit facility (see Note 6) will be sufficient to meet its working capital, debt repayment and capital expenditure requirements until at least February 2022. See Note 12 for information related to the payoff of existing debt and the attainment of a new term loan and revolver upon completion of the Business Combination.

In the future, the Company may enter into arrangements to acquire or invest in complementary businesses. To facilitate these acquisitions or investments, the Company may seek additional equity or debt financing.

Concentration of Credit Risk — Financial instruments that potentially subject the Company to a concentration of credit risk consist primarily of cash and cash equivalents, restricted cash and accounts receivable. The Company deposits cash and cash equivalents with high-quality financial institutions. Accounts receivable are typically unsecured and derived from sales of subscriptions and support, as well as professional services, principally to large creditworthy technology, industrial, consumer goods, pharmaceutical and energy companies. Credit risk is concentrated primarily in North America, Europe and portions of Asia. The Company has historically experienced insignificant credit losses. The Company maintains allowances for estimated credit losses based on management’s assessment of the likelihood of collection.

Recently Accounting Guidance

Recently Adopted Accounting Guidance — The Company adopted Accounting Standards Codification (“ASC”) 606, Revenue from Contracts with Customers effective March 1, 2019 for all customer contracts. ASC 606 superseded the revenue recognition requirements in ASC 605, Revenue Recognition. ASC 606 requires revenue recognition to depict the transfer of promised goods or services to customers in an amount that reflects the consideration to which the entity expects to be entitled in exchange for those goods or services through a five-step process:

•	identification of the contract, or contracts, with a customer;

•	identification of the performance obligation in the contract;

•	determination of the transaction price;

•	allocation of the transaction price to the performance obligation in the contract; and

•	recognition of revenue as performance obligations are satisfied.

The new standard also included ASC 340, Other Assets and Deferred Costs, subsection 40, Contracts with Customers, which addressed accounting for the cost to obtain contracts. ASC 340-40 requires that costs to obtain contracts be recognized over the period that products and services are expected to be delivered, including likely renewals. The Company adopted ASC 606 using the modified retrospective transition method.

In November 2016, the Financial Accounting Standards Board (“FASB”) issued Accounting Standards Update (“ASU”) 2016-18, Restricted Cash, which requires that in the statement of cash flows, amounts generally described as restricted cash and restricted cash equivalents should be included with cash and cash equivalents when reconciling the beginning-of-period and end-of period total amounts shown on the statement of cash flows. This ASU is effective for fiscal years beginning after December 15, 2018. The Company adopted this standard for the fiscal year ended February 29, 2020 and it is reflected in the comparable prior period.

Recent Accounting Guidance Not Yet Adopted — In February 2016, the FASB issued ASU 2016-02, Leases, which codified ASC 842, Leases. The core principle of ASC 842 is that a lessee should recognize the assets and liabilities that arise from leases. For operating leases, a lessee is required to recognize a right-of-use asset and a lease liability, initially measured at the present value of the lease payments, in the balance sheet. For leases with a term of 12 months or less, a lessee is permitted to make an accounting policy election by class of underlying asset not to recognize lease assets and lease liabilities. The accounting applied by a lessor is largely unchanged from that applied under previous GAAP. This ASU is effective for calendar fiscal years beginning after December 15, 2020. Earlier application is permitted. In transition, lessees and lessors are required to recognize and measure leases at the beginning of the earliest period presented using a modified retrospective approach. The Company believes the adoption of this ASU will result in a material increase to assets and liabilities as right-of-use leased assets and lease liabilities will be recorded on the condensed consolidated balance sheets.

In January 2017, the FASB issued ASU 2017-04, Simplifying the Test for Goodwill Impairment. The amendments in this update simplify how an entity is required to test goodwill for impairment by eliminating Step 2 from the goodwill impairment test. This ASU is effective for annual periods beginning after December 15, 2021. Earlier application is permitted. The Company does not believe the adoption of this ASU will have a material impact on its consolidated financial statements.

In December 2019, the FASB issued ASU 2019-12, Simplifying Accounting for Income Taxes, as part of its initiative to reduce complexity in the accounting standards. The guidance amends certain disclosure requirements that had become redundant, outdated or superseded. Additionally, this guidance amends accounting for the interim period effects of changes in tax laws or rates and simplifies aspects of the accounting for franchise taxes. ASU 2019-12 is effective for annual periods beginning after December 15, 2021. Early adoption is permitted. Management is currently evaluating the effect of these provisions on the Company’s financial position and results of operations.

4.	REVENUE

The Company generates revenue from the sale of subscriptions and professional services. The Company recognizes revenue when the customer contract and associated performance obligations have been identified, transaction price has been determined and allocated to the performance obligations in the contract and performance obligations have been satisfied. The Company recognizes revenue net of any taxes collected from customers, which are subsequently remitted to governmental authorities.

Subscription Revenue — The Company offers cloud-based, on-demand software solutions, which enable its customers to have constant access to its solutions without the need to manage and support the software and associated hardware themselves. The Company houses the hardware and software in third party facilities and provides its customers with access to the software solutions, along with data security and storage, backup, recovery services and solution support. The Company’s customer contracts typically have a term of three to five years. The Company primarily invoices its customers for subscriptions in advance for annual use of the software solutions. The Company’s payment terms typically require customers to pay within 30 to 90 days from the invoice date.

Professional Services — Professional services revenue is derived primarily from fees for enabling services, including solution consulting and solution deployment. These services are often sold in conjunction with the sale of the Company’s solutions. The Company provides professional services primarily on a time and materials basis, but also on a fixed fee basis. Customers are invoiced for professional services either monthly in arrears or, as with fixed fee arrangements, in advance and upon reaching project milestones. Professional services revenue is recognized over time. For services that are contracted at a fixed price, progress is generally measured based on labor hours incurred as a percentage of the total estimated hours required for complete satisfaction of the related performance obligations. For services that are contracted on time and materials or a prepaid basis, progress is generally based on actual labor hours expended. These input methods (e.g., hours incurred or expended) are considered a faithful depiction of the Company’s efforts to satisfy these service contracts as they represent the performance obligation consumed by the customer and performed by the Company, and therefore reflect the transfer of services to a customer under such contracts.

The Company enters into arrangements with multiple performance obligations, comprised of subscriptions and professional services. Arrangements with customers typically do not provide the customer with the right to take possession of the software supporting the on-demand solutions. The Company primarily accounts for subscription and professional services revenue as separate units of accounting and allocates revenue to each deliverable in an arrangement based on standalone selling price. The Company evaluates the standalone selling price for each element by considering prices the Company charges for similar offerings, size of the order and historical pricing practices.

Total Revenue by Geographic Locations — Revenue by geographic regions consisted of the following:

	Nine months ended November 30,
($ in thousands)	2020	2019
Americas	$239,567	$213,191
Europe	4,304	4,320
Asia Pacific	5,151	3,417
Total revenue	$249,022	$220,928

Revenues by geography are determined based on the region of the Company’s contracting entity, which may be different than the region of the customer. Americas revenue attributed to the United States was 96% during the nine months of fiscal 2021 and 2020. No other country represented more than 10% of total revenue during these periods.

Remaining Performance Obligations — Revenue allocated to remaining performance obligations represents the transaction price allocated to the performance obligations that are unsatisfied, or partially unsatisfied. It includes unearned revenue and amounts that will be invoiced and recognized as revenue in future periods and does not include contracts where the customer is not committed. The customer is not considered committed when they are able to terminate for convenience without payment of a substantive penalty under the contract. Additionally, as a practical expedient of ASC 606, the Company has not disclosed the value of unsatisfied performance obligations for contracts with an original expected length of one year or less. As of November 30, 2020 and February 29, 2020, approximately $514.0 million and $566.8 million of revenue was expected to be recognized from remaining performance obligations, respectively. These amounts are expected to be recognized over the next five years.

Contract Assets and Liabilities — Contract assets primarily represent revenues recognized for performance obligations that have been satisfied but for which amounts have not been billed. Contract assets were $12.2 million and $2.4 million as of November 30, 2020 and February 29, 2020, respectively. Contract liabilities consist of deferred revenue which includes billings in excess of revenue recognized related subscription contracts and professional services. Deferred revenue is recognized as revenue when the Company performs under the contract. Deferred revenue was $76.8 million and $144.7 million as of November 30, 2020 and February 29, 2020, respectively. Revenue recognized during the nine months ended November 30, 2020, included in deferred revenue at the beginning of the period was $121.2 million.

Sales Commissions — With the adoption of ASC 606 and ASC 340-40, the Company began deferring and amortizing sales commissions that are incremental and directly related to obtaining customer contracts. Amortization expense of $3.1 million and $0.7 million was recorded in sales and marketing expense on the condensed consolidated statements of comprehensive loss for the nine months ended November 30, 2020 and 2019, respectively. Certain sales commissions that would have an amortization period of less than a year are expensed as incurred in sales and marketing expense.

5.	INTANGIBLE ASSETS, NET

Intangible assets, net consisted of the following:

	November 30, 2020
($ in thousands)	Weighted Average Useful Life	Cost	Accumulated Amortized	Net
Indefinite-lived:
Trade name		$11,849	$—	$11,849

Definite-lived:
Trade name	15.0	20,676	(4,164)	16,512
Noncompete agreements	4.2	1,919	(1,919)	—
Customer relationships	12.8	377,169	(92,587)	284,582
Technology	6.5	113,548	(49,400)	64,148
Content library	10.0	57,000	(8,075)	48,925
Backlog	4.0	7,000	(6,271)	729
Total definite-lived		577,312	(162,416)	414,896
Total intangible assets		$589,161	$(162,416)	$426,745

	February 29, 2020
($ in thousands)	Weighted Average Useful Life	Cost	Accumulated Amortized	Net
Indefinite-lived:
Trade name		$11,849	$—	$11,849

Definite-lived:
Trade name	15.0	20,555	(3,023)	17,532
Noncompete agreements	4.2	1,919	(1,894)	25
Customer relationships	12.8	377,160	(70,159)	307,001
Technology	6.5	113,547	(37,603)	75,944
Content library	10.0	57,000	(3,800)	53,200
Backlog	4.0	7,000	(4,958)	2,042
Total definite-lived		577,181	(121,437)	455,744
Total intangible assets		$589,030	$(121,437)	$467,593

The E2open trade name is indefinite-lived. Acquired trade names are definite-lived as over time the Company may rebrand acquired products and services as E2open.

The Company recorded amortization expense related to intangible assets of $40.8 million and $36.3 million for the nine months ended November 30, 2020 and 2019, respectively.

6.	NOTES PAYABLE AND CAPITAL LEASE OBLIGATIONS

Notes payable and capital lease obligations outstanding were as follows:

($ in thousands)	November 30, 2020	February 29, 2020
Term Loan Dues 2024	$907,896	$914,184
Amber Term Loan	36,588	36,588
Revolving Credit Facility	15,000	15,000
Other notes payable	347	376
Capital lease obligations	11,989	6,057
Total long-term debt	971,820	972,205
Less unamortized debt issuance costs	(17,261)	(20,497)
Total notes payable and capital lease obligations	954,559	951,708
Less current portion	(66,536)	(64,902)
Notes payable and capital lease obligations, less current portion, net	$888,023	$886,806

Amber Term Loan — In connection with the acquisition of Amber Road, Inc. (“Amber Road”), the Company assumed a term loan that is guaranteed by Insight (the “Amber Term Loan”). As of November 30, 2020 and February 29, 2020, the loan had a principal balance of $36.6 million, respectively, which is payable at maturity in April 2021. Interest is paid monthly. The loan has a variable interest rate of prime less 1% which was 2.25% and 3.25% as of November 30, 2020 and February 29, 2020, respectively. There are no premiums or penalties on voluntary prepayment of the Amber Term Loan.

Term Loan and Revolving Credit Facility Due 2024 — In November 2018, the Company entered into a credit agreement, including an initial term loan of $400.0 million, delayed draw term loans of up to $80.0 million (together, the “Term Loan Due 2024”) and a revolving credit facility of up to $30.0 million (“Revolving Credit Facility”). In connection with the Amber Road acquisition in July 2020, the Company borrowed an additional $441.0 million.

The Term Loan Due 2024 and Revolving Credit Facility are fully and unconditionally guaranteed, jointly and severally, by the Company and its wholly owned subsidiaries and secured by all tangible and intangible property of the Company and its guarantors.

The Term Loan Due 2024 matures in November 2024 and will amortize in quarterly installments beginning February 2019, with the balance payable on the final maturity date. The Company may make voluntary prepayments on the Term Loan Due 2024, in whole or in part, without premium or penalty, except in the instance of refinancing with new indebtedness or a change in control, where prepayment premiums will apply. Additionally, the agreement requires the Company to make early principal payments on an annual basis beginning February 2020, if cash flows for the year, as defined in the agreement, exceed certain levels specified in the agreement. No early principal payments have been required as of January 2021.

Upon the acquisition of Amber Road, the Term Loan Due 2024 and Revolving Credit Facility were amended, and interest rates were increased by 0.75%. Interest incurred under the Term Loan Due 2024 and Revolving Credit Facility were amended to be at the borrower’s option at either (a) a LIBOR rate plus an applicable margin of 5.75% or (b) a base rate, plus an applicable margin of 4.75%. The interest rate for the Term Loan Due 2024 and Revolving Credit Facility was 6.75% and 7.7% as of November 30, 2020 and February 29, 2020, respectively.

The Term Loan Due 2024 and Revolving Credit Facility agreement contain a number of covenants that, among other things and subject to certain exceptions, restrict the Company and its subsidiaries’ ability: (a) to incur additional indebtedness; (b) issue preferred equity interests; (c) incur liens; (d) consolidate, merge; liquidate or dissolve; (e) make investments, loans and acquisitions; (f) sell, transfer, lease or dispose of assets, including equity of its subsidiaries; (g) engage in sale-leaseback transactions; (h) make restricted payments; (i) engage in transactions with its affiliates; and (j) enter into restrictive agreements.

The credit agreement governing the Term Loan Due 2024 and Revolving Credit Facility requires the Company to maintain a Total Leverage Ratio, as defined in the agreement, under a stated maximum threshold. The Term Loan Due 2024 and Revolving Credit Facility also contains certain customary representations and warranties, affirmative covenants and provisions relating to events of default. As of November 30, 2020, the Company was in compliance with the covenants of the Term Loan Due 2024 and Revolving Credit Facility.

The following table sets forth future principal payment obligations of the Company’s notes payable (in thousands):

Fiscal Year Ending	Amount
2021	$18,242
2022	51,604
2023	13,159
2024	11,382
2025	877,433
Total minimum payments	971,820
Less current portion	(66,536)
Notes payable and capital lease obligations, less current portion	$905,284

7.	RELATED PARTY TRANSACTIONS

In connection with the Amber Road acquisition, the Company paid $5.3 million and $3.0 million to Insight and another member of the syndicate of private equity investors in the Company, respectively, in exchange for their commitment to contribute equity funding for the acquisition if needed. No equity funding was needed for the acquisition, and therefore the expense is included in acquisition-related expenses in the accompanying condensed consolidated statements of comprehensive loss for the nine months ended November 30, 2019, as these amounts were paid to the two investors for deal related transaction services incurred with the Amber Road acquisition.

In connection with the Amber Road acquisition, the Company also assumed a $36.6 million term loan that is guaranteed by Insight. See the Amber Term Loan section in Note 6 for further information.

8.	COMMITMENTS AND CONTINGENCIES

Operating Leases — The Company leases its primary office space under non-cancelable operating leases with various expiration dates through August 2027. Rent expense for the nine months ended November 30, 2020 and 2019 was $5.9 million and $6.6 million, respectively. Future minimum lease payments under non-cancelable operating leases as of November 30, 2020, are as follows (in thousands):

Fiscal Year Ending	Amount
2021	$2,535
2022	8,537
2023	6,570
2024	5,635
2025	2,091
Thereafter	9,003
Total minimum lease payments	$34,371

Contingencies — From time to time, the Company is subject to contingencies that arise in the ordinary course of business. The Company records an accrual for a contingency when it is both probable that a liability has been incurred and the amount of the loss can be reasonably estimated. The Company does not currently believe the resolution of any such contingencies will have a material adverse effect upon the Company’s consolidated balance sheets, statements of comprehensive loss or statements of cash flows.

9.	INCOME TAXES

The effective tax rate was (54%) and 3% for the nine months ended November 30, 2020 and 2019, respectively. The nine-month effective tax rates differ significantly from the statutory tax rate of 21%. For the nine months ended November 30, 2020, the effective tax rate differs from the statutory tax rate primarily due to higher pre-tax losses generated at affiliates treated as partnerships for tax purposes and have no impact on income tax expense of the Company, and pre-tax income in the Company’s U.S. consolidated tax groups and foreign subsidiaries which are subject to corporate income taxes. The change from the prior comparable period is primarily due to a change in the Company’s technology transfer pricing implemented in the current year which resulted in higher income in its U.S. consolidated tax groups increasing total tax expense forecasted for the year. For the nine months ended November 30, 2019, the effective tax rate differs from the statutory tax rate primarily due to higher earnings taxed at affiliates, foreign taxes and pre-tax losses in U.S. corporate tax filing groups that are not fully offset by a valuation allowance.

10.	MEMBER’S EQUITY AND UNIT-BASED COMPENSATION

The Company has three classes of units: Class A, Class A-1 and Class B. Class A units are the only units with voting rights. Holders of Class A and Class A-1 units are entitled to priority distributions until each unit has received $1.00 per unit. Remaining distributions (if any) are to be made pro rata to all units. Class B units are incentive, profit-interest units issued to management, which participate as long as the Company has made distributions to any Class A units equal to the participation level of the applicable Class B units. Issued and outstanding Class A and Class A-1 units were 349.6 million and 7.2 million, respectively, as of November 30, 2020, and 349.0 million and 6.1 million, respectively, as of February 29, 2020. During the nine months ended November 30, 2020 and 2019, the Company received $3.4 million and nominal proceeds from the sale of membership units, respectively.

The Company has unit-based compensation plans that authorize (a) the discretionary granting of unit options and (b) the discretionary issuance of non-vested restricted units.

Unit Options — In 2015, the Company adopted the 2015 Unit Option Plan (“2015 Plan”). Under the 2015 Plan, the Company issued Series A unit options to certain employees eligible to participate in the Company’s unit option plan. The options issued under the 2015 Plan are subject to certain transfer restrictions and are initially deemed unvested. With respect to options issued to certain employees, options either vest 25% in the first year, and quarterly thereafter over a four-year period (“Time-Based Units”) or based upon an exit event (“Exit-Based Units”). The vesting of both the Time-Based Units and Exit-Based Units are subject to the employee’s continued employment with the Company.

Fair value of the unit options is determined on the date of grant using a pricing model affected by the Company’s unit price, as well as by certain assumptions including the Company’s expected equity price volatility over the term of the awards, actual and projected employee option exercise behavior, risk-free interest rates and expected dividends. The estimated grant-date fair values of the unit options granted during fiscal 2021, were calculated using the Black-Scholes option-pricing valuation model. The expected term represents the period that the unit options are expected to be outstanding, giving consideration to the contractual terms of the awards, vesting schedules and expectations of future employee behavior as influenced by changes to the terms of the Company’s unit options. The Company estimated the expected term, using the simplified method due to limited exercise data, to be the period of time between the date of grant and the midpoint between option vesting and expiration. The Company estimated the expected volatility of its unit options based on the average of historical and implied volatility of comparable companies from a representative peer group based on industry and market capitalization data. The risk-free interest rate represents the yield on a constant maturity U.S. Treasury security with a term equal to the expected term of the options. Expected dividend yield is set at zero because the Company does not expect to pay dividends during the term of the unit options and historically has not paid any dividends to its equity holders. Management made an estimate of expected forfeitures and is recognizing compensation costs only for those options expected to vest. The Company is authorized to issue 46.0 million unit options under the 2015 Plan. As of November 30, 2020 and 2019, outstanding unit options were 20.0 million and 21.6 million, respectively, and unit options available for grant were 2.6 million and 2.3 million, respectively.

Activity under the Company’s unit option plan is as follows:

	Nine Months Ended November 30, 2020
	Number of Units (in thousands)	Weighted Average Exercise Price Per Unit
Balance at February 29, 2020	22,001	1.51
Granted	—	—
Exercised	(1,350)	1.45
Forfeited	(645)	1.65
Balance at November 30, 2020	20,006	$1.51

	Nine Months Ended November 30, 2019
	Number of Units (in thousands)	Weighted Average Exercise Price Per Unit
Balance at February 28, 2019	18,617	$1.34
Granted	3,355	1.65
Exercised	(3)	1.65
Forfeited	(316)	1.64
Balance at November 30, 2019	21,653	$1.38

As of November 30, 2020, the Company had $2.8 million of unrecognized compensation cost, excluding estimated forfeitures, related to unvested options, which is expected to be recognized over a weighted-average period of approximately one year.

The Company did not recognize any compensation expense for Exit-Based units for the nine months ended November 30, 2020 and 2019, as these awards were not probable of vesting during these time periods.

See Note 12 for additional information regarding the 2015 Plan.

Restricted Equity Plan — In 2015, The Company established the 2015 Restricted Equity Plan (“2015 Restricted Plan”) that was adopted for certain officers eligible to participate in the 2015 Restricted Plan. The units issued under the 2015 Restricted Plan are subject to certain transfer restrictions and are initially deemed unvested. With respect to units issued to certain officers, Class B units either vest 25% annually over a four-year period (“Time-Based Units”) or based upon an exit event (“Exit-Based Units”). The vesting of both the Time-Based Units and Exit-Based Units are subject to the employee’s continued employment with the Company. The Company has authorized 32.0 million units under the Restricted Plan. As of November 30, 2020 and 2019, outstanding restricted units were 22.0 million and 21.5 million, respectively. No restricted units were available for grant as of November 30, 2020 or 2019.

Activity under the Company’s 2015 Restricted Plan is as follows:

	Nine Months Ended November 30, 2020
	Number of Units (in thousands)	Weighted Average Grant Date Fair Value Per Unit
Awards not vested at February 29, 2020	8,955	1.40
Granted	—	—
Released	(2,893)	1.48
Canceled and forfeited	—	—
Awards not vested at November 30, 2020	6,062	$1.49

	Nine Months Ended November 30, 2019
	Number of Units (in thousands)	Weighted Average Grant Date Fair Value Per Unit
Awards not vested at February 28, 2019	12,651	$1.41
Granted	500	1.65
Released	(3,147)	1.47
Forfeited	—	—
Awards not vested at November 30, 2019	10,004	$1.49

Unrecognized compensation expense related to the Class B units was $5.9 million as of the November 30, 2020, which is expected to be recognized over a weighted-average period of approximately one year. The Company did not recognize any compensation expense for Exit-Based Units for the nine months ended November 30, 2020 and 2019.

Total unit-based compensation expense was $6.0 million and $6.2 million for the nine months ended November 30, 2020 and 2019, respectively.

See Note 12 for additional information regarding the 2015 Restricted Plan.

11.	FINANCIAL INSTRUMENTS

The Company’s financial instruments include cash and cash equivalents; investments; accounts receivable, net; accounts payable; acquisition-related obligations; notes payable; and capital lease obligations. Accounts receivable, net; accounts payable; and acquisition-related obligations are stated at their carrying value, which approximates fair value, due to their short maturity. The Company measures its cash equivalents and investments at fair value, based on an exchange or exit price which represents the amount that would be received for an asset sale or an exit price, or paid to transfer a liability in an orderly transaction between knowledgeable and willing market participants. The Company estimates the fair value for notes payable and capital lease obligations by discounting the future cash flows of the related note and lease payments. As of November 30, 2020 and 2019, the fair value of the cash and cash equivalents, restricted cash, notes payable and capital lease obligations approximates their recorded values.

The following tables set forth details about the Company’s investments (in thousands):

November 30, 2020	Cost	Gross Unrealized Gains	Gross Unrealized Losses	Fair Value
Marketable securities	$—	$—	$—	$—
Cash held in escrow	—	—	—	—
Asset-backed securities	162	60	—	222
Total investments	$162	$60	$—	$222

February 29, 2020	Cost	Gross Unrealized Gains	Gross Unrealized Losses	Fair Value
Marketable securities	$—	$—	$—	$—
Cash held in escrow	—	—	—	—
Asset-backed securities	162	17	—	179
Total investments	$162	$17	$—	$179

As a basis for considering such assumptions, accounting guidance establishes a three-tier value hierarchy, which prioritizes the inputs used in measuring fair value as follows:

Level 1—Observable inputs, such as quoted prices in an active market;

Level 2—Inputs other than the quoted prices in an active market that are observable either directly or indirectly; and

Level 3—Unobservable inputs in which there is little or no market data, which requires the Company to develop its own assumptions.

Observable inputs are based on market data obtained from independent sources. Unobservable inputs reflect the Company’s assessment of the assumptions market participants would use to value certain financial instruments. This hierarchy requires the Company to use observable market data, when available, and to minimize the use of unobservable inputs when determining fair value.

The Company’s assets and liabilities that are measured at fair value on a recurring basis, by level, within the fair value hierarchy are summarized as follows (in thousands):

	November 30, 2020
	Level 1	Level 2	Level 3	Total
Assets:
Cash equivalents:
Money market	$4	$—	$—	$4
Total cash equivalents	4	—	—	4
Investments:
Marketable securities	—	—	—	—
Cash held in escrow	—	—	—	—
Asset-backed securities	—	222	—	222
Total investments	—	222	—	222
Total assets	$4	$222	$—	$226

Liabilities:
Earn-out liability	—	—	2,000	2,000
Total liabilities	$—	$—	$2,000	$2,000

	February 29, 2020
	Level 1	Level 2	Level 3	Total
Assets:
Cash equivalents:
Money market	$4	$—	$—	$4
Total cash equivalents	4	—	—	4
Investments:
Marketable securities	—	—	—	—
Cash held in escrow	—	—	—	—
Asset-backed securities	—	179	—	179
Total investments	—	179	—	179
Total assets	$4	$179	$—	$183

Liabilities:
Earn-out liability	—	—	2,000	2,000
Total liabilities	$—	$—	$2,000	$2,000

The fair values of the Company’s Level 1 financial instruments, which are traded in active markets, are based on quoted market prices for identical instruments. The fair values of the Company’s Level 2 financial instruments are based on quoted market prices for comparable instruments or model-driven valuations using observable market data or inputs corroborated by observable market data. The Company’s earn-out liabilities are valued using a Monte Carlo simulation model or the Black-Scholes option-pricing model. The assumptions used in preparing these models include estimates such as revenue growth rates, volatility, contractual terms, discount rates and risk-free interest rates. These valuation models use unobservable market input, and therefore the liabilities are classified as Level 3.

12.	SUBSEQUENT EVENTS

On January 24, 2021, the board of managers accelerated the vesting of all unvested unit options and restricted units outstanding under the 2015 Plan and 2015 Restricted Plan, respectively, as of the completion of the Business Combination.

On February 4, 2021, the Company and CCNB1 consummated the Business Combination contemplated by the Business Combination Agreement discussed in Note 2. In connection with the completion of the Business Combination, on February 4, 2021: (a) CCNB1 completed the Domestication and changed its name to “E2open Parent Holdings, Inc.” (“New E2open Parent”); (b) immediately following the Domestication, simultaneously, each Blocker merged with and into Blocker Mergers, resulting in the equity interests of each Blocker being converted into the right to receive a portion of the merger consideration under the Business Combination Agreement; (c) thereafter, the Buyer Mergers resulted in New E2open Parent directly owning all of the equity interests previously held by the Blockers in E2open Holdings; (d) immediately following the Buyer Mergers, the Company Merger resulted in (i) E2open Holdings becoming a subsidiary of New E2open Parent, (ii) the equity interests of E2open Holdings (excluding those held by the New E2open Parent) being converted into the right to receive a portion of the merger consideration under the Business Combination Agreement, and (iii) the equity interests of E2open Holdings held by New E2open Holdings being converted into the right to receive certain newly created equity interests of E2open Holdings; (e) New E2open Parent contributed, as a capital contribution in exchange for a portion of the equity interests in E2open Holdings it acquired in the Company Merger, the amount of cash available after payment of the merger consideration under the Business Combination Agreement, which was used by the Company (in addition to proceeds of the financing described below) to pay transaction expenses, repay existing indebtedness and fund the expense account of the representative of the Company’s equity holders under the Business Combination Agreement; and (f) the limited liability company agreement of E2open Holdings was amended and restated to, among other things, reflect the Company Merger and admit New E2open Parent as the managing member of the Company.

On February 4, 2021, the Company consummated a new financing from a syndicate of lenders including Goldman Sachs Bank USA, Credit Suisse AG, Golub Capital LLC, Deutsche Bank AG New York Branch, Jefferies Finance LLC and Blackstone Holdings Finance Co. L.L.C. in the form of a $525 million “covenant-lite” term loan containing no financial maintenance covenants and a $75 million revolver, which term loan was funded concurrently with the completion of the Business Combination. No amounts have been drawn on the revolver as of February 9, 2021. The new term loan will mature on February 4, 2028 and the new revolving facility will mature on February 4, 2026. Loans under the new financing bear interest, at the Company’s option, at a rate equal to the adjusted LIBOR or an alternate base rate, in each case, plus a spread. All obligations of the Company under the new financing and, at the option of the Company, under hedging agreements and cash management arrangements are guaranteed by the Company Holdings, the Company (other than with respect to its own primary obligations) and each existing and subsequently acquired or organized direct or indirect wholly owned U.S. organized restricted subsidiary of the Company (subject to customary exceptions). The Company’s previous term loan due 2024 and related revolving credit facility were terminated upon repayment.

On February 4, 2021, the Company adopted a new Executive Severance Plan for certain members of the executive team upon termination from the Company without “cause” or following a resignation for “good reason.” Each participant would be eligible to receive severance equal to (1) a lump sum payment equal to one-times the participant’s base salary and target bonus opportunity, (2) a pro-rata bonus for the year in which the termination occurs and (3) reimbursement for a portion of the participant’s COBRA continuation coverage premiums for a period of up to 18 months. If the qualifying termination occurs following a change in control of the Company, each participant would be eligible to receive severance equal to a lump sum payment equal to two-times the participant’s base salary and target bonus opportunity plus the same pro-rate bonus and COBRA reimbursement as with no change in control of the Company.

The Company has evaluated subsequent events through February 9, 2021, the date the condensed consolidated statements were available to be issued. Based upon this review, the Company did not identify any additional subsequent events that would require adjustment or disclosure in the financial statements which have not previously been disclosed within the financial statements.